Exhibit 10.2

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of April 26, 2018, by and between THE MCDONALD FAMILY CO. LLC, a Delaware limited liability company (“Lessor”) and EIGER BIOPHARMACEUTICALS, INC., a Delaware corporation (“Lessee”).

R E C I T A L S:

A.Lessor and Lessee are parties to that certain Standard Multi-Tenant Office Lease – Net (the “Lease”) dated October 11, 2017, for the premises commonly known as 2171 Park Blvd, 1st and 2nd floor, Palo Alto, California consisting of approximately 8,029 rentable square feet, as more particularly described therein (the “Premises”).

B.By this First Amendment, Lessor and Lessee desire to modify the Lease as provided herein.

C.Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.Delay in Delivery.  As of the date of this First Amendment, Lessor contemplates that it will deliver the Premises in two phases: first the second floor of the Premises (the “Second Floor”), and then the first floor of the Premises (the “First Floor”).  For the avoidance of doubt, the Parties desire to stipulate the following:  (i) the Premises will not be deemed “delivered” and the Lessor’s Work will not be deemed “Substantially Complete” until the entire Premises is delivered with all of Lessor’s Work Substantially Complete; (ii) upon delivery of the Second Floor, Lessee shall have the right to occupy and commence conducting business out of the Second Floor;  (iii) Lessee shall have no obligation to pay Base Rent or Operating Expenses for the Second Floor until the entire Premises is delivered, except that since the utilities serving the Premises are separately metered in the name of Lessor, Lessee shall be responsible for payment to Lessor of such separately metered utilities for the Second Floor during such period of occupancy and for contracting and paying for janitorial services to the Second Floor during such period of occupancy; (iv) per Section 3.3 of the Lease, Lessee began accruing Base Rent abatement on a day for day basis beginning on April 10, 2018, which rent abatement will continue until the entire Premises is delivered or Lessee exercises its termination right, and which rent abatement will be applied following the delivery of the entire Premises; and (v) Lessor’s warranty set forth in Section 58.1 of the Lease shall not begin until the entire Premises have been delivered.

2.Confirmation.  Except, as and to the extent modified by this First Amendment, all provisions of the Lease shall remain in full force and effect.  In the event of a conflict between the terms of the Lease and the terms of this First Amendment, the terms in this First Amendment shall control.

3.Counterparts.  This First Amendment may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic mail, each of which shall be deemed an original for all purposes, and all counterparts shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LESSOR”	THE MCDONALD FAMILY CO. LLC, a Delaware limited liability company

	By:	/s/	Brion McDonald
	Print Name:		Brion McDonald
	Its:		Manager

“TENANT”	EIGER BIOPHARMACEUTICALS, INC., a Delaware corporation

	By:	/s/	Jim Welch
	Print Name:		Jim Welch
	Title:		CFO

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